Exhibit 10.1
RETENTION BONUS AGREEMENT
     This Retention Bonus Agreement (the “Agreement”) is entered into as of February 24, 2011 by and between Calavo Growers, Inc., a California corporation (“Calavo”), and Lecil E. Cole (“Mr. Cole”).
RECITALS
     A. Mr. Cole has served as Calavo’s Chief Executive Officer and President since February 1999. Mr. Cole also serves as Calavo’s Chairman of the Board of Directors.
     B. Calavo’s Compensation Committee and Board of Directors (with Mr. Cole abstaining from voting on matters pertaining to Calavo’s approval and execution of this Agreement) have determined that Mr. Cole has made extraordinary contributions to Calavo’s financial success since February 1999 and that it is in the best interests of Calavo and its shareholders to encourage Mr. Cole to continue to serve as Calavo’s Chief Executive Officer, President, and Chairman of the Board of Directors.
     C. Calavo’s Compensation Committee and Board of Directors believe that, in order to encourage Mr. Cole to continue his employment with Calavo, it is in the best interests of Calavo and its shareholders to pay Mr. Cole a retention bonus of $100,000 for each of the four quarters in the fiscal year ending October 31, 2011 in which Mr. Cole continues to serve as Calavo’s Chief Executive Officer and President as of the last day of the fiscal quarter.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Calavo and Mr. Cole hereby agree as follows:
     1. For each fiscal quarter during Calavo’s fiscal year ending October 31, 2011, if Mr. Cole is employed as Calavo’s Chief Executive Officer and President on the last day of the fiscal quarter. Mr. Cole shall receive a retention bonus payment of $100,000, subject to Calavo’s right to make customary and applicable deductions and withholdings for federal and state taxes, FICA, and Medicaid. Calavo shall pay each $100,000 bonus payment to Mr. Cole as promptly as possible following the completion of the applicable fiscal quarter. No bonus payment shall be owed to Mr. Cole under this Agreement if he was not employed as Calavo’s Chief Executive Officer and President as of the last day of the applicable fiscal quarter.
     2. The bonus payment by Calavo to Mr. Cole that was made on or about February 1, 2011 shall be treated as the first bonus payment to which Mr. Cole is entitled under this Agreement since Mr. Cole was employed as Calavo’s Chief Executive Officer and President as of January 31, 2011, which was the last day of the first quarter in Calavo’s 2011 fiscal year.
     3. In the sole discretion of Calavo’s Compensation Committee and Board of Directors (with Mr. Cole abstaining from voting), Calavo may elect to extend the term of this Agreement to cover Calavo’s 2012 fiscal year, in which event each $100,000 bonus payment shall be paid by Calavo as promptly as possible following the completion of the applicable 2012 fiscal quarter if Mr. Cole is employed as Calavo’s Chief Executive Officer and President as of the last day of the fiscal quarter. Any extension of the term of this Agreement must be communicated in writing to Mr. Cole by Calavo and must be agreed to in writing by Mr. Cole in order to be binding. If the Terra of this Agreement is extended to cover Calavo’s 2012 fiscal year, Calavo shall thereafter have discretion to extend the term of this Agreement to cover the 2013 fiscal year based upon the terms set forth in the preceding two sentences.
     4. Nothing in this Agreement shall be construed as (a) altering the “at will” nature of Mr. Cole’ s employment with Calavo, (b) creating an employment contract for any minimum term of employment, or (c) requiring Mr. Cole to continue to serve as Calavo’s Chief Executive Officer and President.
     5. This Agreement shall be governed by California law.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

CALAVO GROWERS, INC.
By:	/s/ STEVEN HOLLISTER
	Name:	STEVEN HOLLISTER
	Title:	CHAIRMAN, COMPENSATION COMMITTEE

/s/ Lecil E. Cole
Lecil E. Cole

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